Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of NGM Biopharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of NGM Biopharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 1, 2022